Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lighting Science Group Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-150628, 333-171726, 333-172461, 333-172466 and 333-199186) on Form S-8 of Lighting Science Group Corporation of our report dated March 31, 2015, with respect to the consolidated balance sheets of Lighting Science Group Corporation as of December 31, 2014 and 2013 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of Lighting Science Group Corporation.

/s/ KPMG LLP

Orlando, Florida
March 31, 2015

Certified Public Accountants